The transactions pursuant to the joint share transfer described in this document involve securities of a Japanese company. The joint share transfer is subject to disclosure requirements of Japan that are different from those of the United States. Financial information included in this document, if any, was excerpted from financial statements prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws, since the issuer is located in Japan and some or all of its officers and directors reside outside of the United States. You may not be able to sue a Japanese company or its officers or directors in a Japanese court for violations of the U.S. securities laws. It may be difficult to compel a Japanese company and its affiliates to subject themselves to a U.S. court’s judgment. You should be aware that the issuer may purchase securities otherwise than under the joint share transfer, such as in the open market or through privately negotiated purchases.

This document has been translated from the Japanese-language original for reference purposes only. In the event of any conflict or discrepancy between this document and the Japanese-language original, the Japanese-language original shall prevail in all respects.

Business Report

(	From 1 December 2019 Until November 30, 2020)

1. Current status of the group

(1) Business progress and results

In the Japanese economy during the consolidated fiscal year under review, personal consumption and capital investment by companies declined significantly due to the spread of the novel coronavirus (COVID-19). Although there were signs of economic recovery along with the gradual resumption of economic activities, the recovery was slow and severe. The outlook remains uncertain due to the re-expansion of the infections.

Overseas economies also experienced a sharp slowdown due to the spread of novel coronavirus (COVID-19). After that, the Chinese economy has recovered moderately, and there are some signs of slight recovery in the United States, but the outlook for the end of the novel coronavirus (COVID-19) is uncertain, and the situation is expected to remain extremely severe.

Under these circumstances, our group has engaged in various measures under the theme of “MARUKA UNIQUE SOLUTIONS’ 20 NEW CHALLENGE TO AN INFINITE FIELD” for this fiscal year.

As a result, net sales for the consolidated fiscal year under review were 53,216million yen (23.1% decrease from the previous fiscal year), partly due to a decrease in demand for capital investment caused by the impact of novel coronavirus (COVID-19). Operating income was 1,459 million yen (46.0% decrease from the previous fiscal year), ordinary income was 1,591 million yen (41.9% decrease from the previous fiscal year), and net income attributable to owners of the parent was 891 million yen (66.9% decrease from the previous fiscal year) due to the decrease of the gain on sales of fixed assets recorded in the previous consolidated fiscal year.

Operating results by business segment are as follows.

In the industrial machinery sector, sales decreased due to the impact of a decrease in capital investment resulting from dontinued production adjustments mainly in the manufacturing sector due to a deterioration in earnings caused by the overall economic slowdown.

In Japan, sales of robots, transportation equipment, machine tools, environmental equipment and industrial machinery decreased. Despite the severe circumstances, Miyazawa Co., Ltd., which became a subsidiary in the previous consolidated fiscal year, contributed to sales of food machinery.

In the United States, sales of machine tools to the automobile and motorcycle industries declined.

Although China is on a recovery track, sales in Asian decreased due to the withdrawal from the automobile parts export business and restrictions on sales activities due to lock-down in each country.

As a result, the operating results of this sector for the consolidated fiscal year under review were net sales of 44,387million yen (24.9% decrease from the previous fiscal year) and operating income of 2,296 million yen (30.3% decrease from the previous fiscal year).

In the construction machinery sector, public investment remained steady, mainly in disaster recovery and disaster-prevention-related construction and infrastructure-related construction. However, novel coronavirus (COVID-19) has caused temporary suspension of construction, extension of construction periods, and postponement of orders. In addition, the decline in private construction investment due to the sharp decline in inbound demand and the uncertain outlook have kept customers cautious about capital investment.

As a result, the operating results of this sector for the consolidated fiscal year under review were net sales of 8,765 million yen (12.8% decrease from the previous fiscal year), and operating income was 253 million yen (39.4% decrease from the previous fiscal year) due to a decline in crane revenues in the rental sector.

The other businesses consists of the results of the insurance sector.

The operating results of this sector for the consolidated fiscal year under review were net sales of 64 million yen (2.8% decrease from the previous fiscal year) and operating income of 36 million yen (1.0% increase from the previous fiscal year).

(2) Capital investment

The total amount of capital investment made during the fiscal year under review was 619 million yen (including intangible fixed assets). The main components of these investments were investment in replacement of rental equipment (271 million yen) and software for other intangible fixed assets (157 million yen).

(3) Status of financing

There is no special matters to be noted.

(4) Issues to be addressed

As a trading company specializing in machinery that contributes to manufacturing around the world, our group has developed its business centered on sales of equipment and machinery not only in Japan but also in major cities in North America, Asia and China.

Looking ahead to future changes in the business environment, we believe it is an important management issue to engage in businesses that can secure stable earnings that are not affected by the capital investment environment. and businesses with high growth potential.

In order to further solidify out revenue base, our group is aiming for the following corporate image toward a 100-year company.

1) The one and only partner that is most trusted by our customers

2) A company with future consolidated net sales of 100 billion yen by combining the collective strengths of Japan, the United States, China and Asia and optimizing management resources

3) A unique global company with a strong entrepreneurial spirit that actively promotes the creation of new businesses

The following measures are being implemented to realize these management visions. As our growth strategy, we will continue to invest aggressively in growth areas such as food-related businesses and parts services businesses, and strengthen our shareholder return policy based on the reinforcement of our management foundatuons to further increase our corporate value.

(i) Exploring UNIQUE SOLUTIONS

(ii) Entry into growth fields and promotion of new businesses

(iii) Aim for over 40% overseas sales ratio

(iv) Strengthening the management structure

(v) Practice of human resource development

(vi) Strengthen governance and compliance and return to shareholders

(5) Changes in assets and income

(i) Assets and income of the group

Category	71st period FY2017	72nd period FY2018	73rd period FY2019	74th period (Current Consolidated Fiscal Year) FY2020
Sales	52,363 million yen	64,511 million yen	69,197 million yen	53,216 million yen
Ordinary income	2,095 million yen	2,850 million yen	2,741 million yen	1,591 million yen
Net Income attributable to owners of the parent	1,235 million yen	1,922 million yen	2,694 million yen	891 million yen
Earnings per share	144.31 yen	227.64 yen	318.94 yen	106.76 yen
Total assets	41,531million yen	49,012 million yen	51,528 million yen	42,630 million yen
Net assets	19,861 million yen	21,073 million yen	23,248 million yen	23,159 million yen

(Note)1. Amounts less than 1 million yen have been rounded down to the nearest 1 million yen.

2. Net income per share is computed based on the average number of shares outstanding during the fiscal year.

3. In calculating the average number of shares of common stock during the period that will be used as the basis for calculating net income per share for the71st period, the company shares held by the Share Benefit Trust for Officers are included in treasury stocks to be deducted from the calculation.

4. In calculating the average number of shares of common stock during the period that will be used as the basis for calculating net income per share for the 72nd period, the 73rd period and the 74th period, the company shares held by the Share Benefit Trust for Officers and the Share Benefit Trust for Employees are included in the treasury stocks to be deducted in the calculation.

(ii) Assets and Income of the company

Category	71st period FY2017	72nd period FY2018	73rd period FY2019	74th period (current business year) FY2020
Net Sales	35,482 million yen	43,752 million yen	48,412 million yen	38,095 million yen
Ordinary income	1,621 million yen	2,165 million yen	2,529 million yen	1,311 million yen
Net income	1,054 million yen	1,595 million yen	2,680 million yen	823 million yen
Earnings per share	123.14 yen	188.94 yen	317.25 yen	98.67 yen
Total assets	33,439 million yen	40,357 million yen	40,525 million yen	33,889 million yen
Net assets	15,898 million yen	16,713 million yen	18,929 million yen	19,024 million yen

(Note)1. Amounts less than 1 million yen have been rounded down to the nearest 1 million yen.

2. Net income per share is computed based on the average number of shares outstanding during the fiscal year.

3. In calculating the average number of shares of common stock during the period that will be used as the basis for calculating eanings per share for the 71st period, the company shares held by the Share Benefit Trust for Officers are included in treasury stocks to be deducted from the calculation.

4. In calculating the average number of shares of common stock during the period that will be used as the basis for calculating earnings per share for the 72nd period, the 73rd period and the 74th period, the company shares held by the Share Benefit Trust for Officers and the Share Benefit Trust for Employees are included in the treasury stocks to be deducted in the calculation.

(6) Significant parent companies and subsidiaries

(i) Relationship with parent company

No applicable matters to be noted.

(ii) Status of significant subsidiaries

Company Name	Paid-in Capital	Ratio of voting rights	Principal Business Operations
Maruka U.S.A. INC.	US $6 million	100%	Sales of industrial machinery

(7) Main businesses

Type of Business	Description of business
Industrial machinery	Sales of industrial machinery such as machine tools, forging and pressure machines, injection molding machines, food processing machines, robots and logistics machines, and their peripheral equipment
Construction machinery	Sales and rental of construction machinery such as cranes, excavating machines, groundwork machines andelevating vehicles, and their peripheral equipment
Other businesses	Insurance agency business, etc.

(8) Main business locations

(i) Main business locations of the company

Name	Location	Name	Location
Head Office	Chuo-ku, Osaka-city	Tohoku Branch	Sendai-city, Miyagi
Tokyo Branch	Chiyoda-ku, Tokyo	Shizuoka Branch	Shizuoka-city, Shizuoka
Nagoya Branch	Nagoya-city, Aichi	Matsuyama Sales Office	Matsuyama City, Ehime
Okayama Branch	Okayama-city, Okayama	Shimane Sales Office	Matsue-city, Shimane
Fukuoka Branch	Onojo-city, Fukuoka	Taipei Branch	Taipei, Taiwan

(ii) Main business locations of subsidiaries

	Name	Location
Domestic	Sonoruka Engineering Co., Ltd.	Settsu City, Osaka
	Japan Rental Co., Ltd.	Kawasaki City, Kanagawa
	Kan Manufactory Co., Ltd.	Tendo City, Yamagata
	Kitakyu Machine and Tools Co., Ltd.	Kitakyushu City, Fukuoka
	Miyazawa Co., Ltd.	Minamiminowa-mura, Kamiina-gun, Nagano
Overseas	Maruka U.S.A. INC.	Missouri, USA
	Industrial Tool, Inc	Minnesota, USA
	Maruka Mexico	Aguascalientes, Mexico
	Maruka Shanghai	Shanghai, China
	Maruka Guangzhou	Guangzhou City, China
	Maruka Thailand	Bangkok, Thailand
	Maruka Export Thailand	Pinton, Thailand
	Maruka Indonesia	Jakarta, Indonesia
	Maruka Malaysia	Kuala Lumpur, Malaysia
	Maruka Philippines	Manila, Philippines
	Maruka India	Delhi, India
	Maruka Vietnam	Hanoi, Vietnam

(9) Status of employees

(i) Employees of the group

Name of the segment	Number of employees	Increase or decrease from the end of the previous consolidated fiscal year
Industrial machinery	568	Decrease of 17
Construction machinery	84	Decrease of 2
Other bussiness	3	-
The entirety (Common)	43	Increase of 4
Total	698	Decrease of 15

(ii) Employees of the company

Number of employees	Increase or decrease from the end of the previous fiscal year	Average Age	Average years of service
192	Increase of 6	38.7 years old	11.2 years

(10) Status of principal lenders

Lender	Outstanding borrowings
Alps Chuo Shinkin Bank	669 million yen
The Hachijuni Bank, Ltd.	479 million yen
Mizuho Bank, Ltd.	407 million yen
The Yamagata Bank, Ltd.	279 million yen
The Mitsubishi UFJ Bank, Ltd.	263 million yen
Bank of the West	207 million yen
Sumitomo Mitsui Banking Corporation	105 million yen
The Nagano Bank, Ltd.	80 million yen

(Note) The above are bank loans of Miyazawa Co., Ltd., Kan Manufactory Co., Ltd., and Maruka U.S.A. INC.

2. Matters concerning the company’s shares

(1) Total number of shares authorized to be issued	33.6 million shares
(2) Number of issued and outstanding shares	9,327,700 shares	(Including 847,186 shares of treasury shares.)
(3) Number of shareholders	9,876 people
(4) Principal shareholders (Top 10)

Name of shareholder	Number of shares held	Shareholding ratio
THE SFP VALUE REALIZATION MASTER FUND LIMITED	596,000 shares	7.0%
Kobelco Construction Machinery Co., Ltd.	594,000 shares	7.0%
Fujikoshi Ltd.	576,000 shares	6.8%
The Chase Manhattan Bank, N.A. LONDON SPECIAL OMNIBUS SECS LENDING ACCOUNT	428,000 shares	5.1%
Aioi Nissay Dowa Insurance Co., Ltd.	400,000 shares	4.7%
Resona Bank, Ltd.	350,000 shares	4.1%
STATE STREET CLIENT OMNIBUS ACCOUNT OM 44	260,000 shares	3.1%
The Mitsubishi UFJ Bank, Ltd.	255,000 shares	3.0%
Japan Custody Bank, Ltd. (trust account)	227,000 shares	2.7%
The Master Trust Bank of Japan, Ltd. (trust account)	206,000 shares	2.4%

(Note)1. The number of shares held is rounded down to the nearest 1000.

2. Shareholding ratio is calculated by deducting treasury stocks (847,186 shares) and rounding off to 2 decimal places. Treasury stocks are excluded from the top 10 shareholders.

3. Matters concerning equity warrant of the company

No applicable matters to be noted.

4. Matters concerning company officers

(1) Status of directors and corporate auditors

Position in the company	Name	Responsibilities and significant concurrent positions
President and Chief Executive Officer	Toshiaki Takeshita	Chief Executive Officer (CEO)
Director (Executive Vice President)	Haruhisa Nihashi	Chief Operating Officer (COO), in charge of sales Head of China: Maruka Shanghai Corporate Planning, General Manager, Tokyo Branch
Director (Executive Vice President)	Kunihiko Iida	Chief Financial Officer (CFO), in charge of corporate management M & A Promotion, IR, Risk Management General Manager of Compliance Sector
Director (Managing Executive Officer)	Tsunehisa Nanba	General Manager, Industrial Machinery Sector, in charge of Nagoya Branch Representative Director, Kitakyu Machine and Tools Co., Ltd.
Director	Kazuaki Kotani
Director	Nobuo Nagasaki	Director, Optimus Group, Inc.
Director	Shinji Yorikane	Aioi Nissay Dowa Insurance Co., Ltd. Managing Executive Officer
Full-time Corporate Auditor	Katsunori Sugiura
Corporate Auditors	Tetsu Furusawa	Director, Fujikoshi Corporation
Corporate Auditors	Keita Ushijima	Representative, Keita Ushijima Certified Public Tax Accountant Office Corporate Auditor of Daishinku Co., Ltd.

(Note)1. Mr. Kazuaki Kotani, Mr. Nobuo Nagasaki and Mr. Shinji Yorikane are Outside Directors.

2. Mr. Tetsu Furusawa and Mr. Keita Ushijima are Outside Corporate Auditors.

3. The company has designated Directors Mr. Kazuaki Kotani, Mr. Nobuo Osaki, Mr. Shinji Yorikane, and Corporate Auditor Mr. Keita Ushijima as independent officers in accordance with the provisions of the Tokyo Stock Exchange, and has filed to the Tokyo Stock Exchange.

4. Corporate Auditor Mr. Keita Ushijima is a certified tax accountant and has considerable financial and accounting knowledge.

(2) Directors and corporate auditors who retired during the fiscal year

No applicable matters to be noted.

(3) Total amount of compensation for Directors and Corporate Auditors

(thousands of yen)

Category	Number	Basic compensation	Bonus	Performance-linked stock compensation	Total amount of compensation
Director (Outside Directors)	7 persons (3 persons)	127,767 (14,160)	7,250 (-)	- (-)	135,017 (14,160)
Corporate Auditors (Outside Corporate Auditors)	3 persons (2 persons)	13,692 (4,800)	640 (-)	- (-)	14,332 (4,800)
Total (Outside Officers)	10 persons (5 persons)	141,459 (18,960)	7,890 (-)	- (-)	149,349 (18,960)

(Note)1. The total amount of compensation paid to Directors does not include salaries paid for service as emplyee for Directors concurrently serving as employees.

2. At the 72nd Annual General Meeting of Shareholders held on February 21, 2019, it was resolved that the amount of compensation for Directors should not exceed 170 million yen per year (However, employee salaries are not included.).

3. At the 69th Annual General Meeting of Shareholders held on February 23, 2016, 4 directors (Excluding Outside Directors.) received performance-linked stock compensation for Directors. It has been resolved that compensation will be provided separately from the compensation described in 2 above.

4. At the 60th Annual General Meeting of Shareholders held on February 26, 2007, it was resolved that the amount of remuneration for Corporate Auditors shall not exceed 30 million yen per year.

5. Bonuses represent the provision for directors’ bonuses for the fiscal year under review.

6. Performance-linked stock compensation represents the provision for directors ‘ share benefits in the fiscal year under review.

(4) Matters concerning Outside Officers

a. Relationship between the company and companies where Outside Officers hold significant concurrent positions

・Mr. Nobuo Nagasaki, Director, concurrently serves as Director of Optimus Group, Inc. There are no special relationships between the company and companies where he holds concurrent positions.

・Mr. Shinji Yorikane, Director, concurrently serves as Managing Executive Officer of Aioi Nissay Dowa Insurance Company, Limited. The company is the insurance agent of Aioi Nissay Dowa Insurance Co., Ltd.

・Mr. Tetsu Furusawa, Corporate Auditor, concurrently serves as Director of Fujikoshi Corporation. The company has a business relationship with the company, including the purchase and sale of products.

・Mr. Keita Ushijima, Corporate Auditor, concurrently serves as Representative of Keita Ushijima Certified Public Tax Accountant Office and Corporate Auditor of Daishinka Co., Ltd. There is no special relationship between the company and any of the companies where he holds concurrent positions.

b. Major activities during the fiscal year under review

active condition
Kazuaki Kotani, Director	Attended all 11 meetings of the Board of Directors held during the fiscal year under review and made necessary remarks for deliberation of proposals, etc.
Nobuo Nagasaki, Director	Of the 11 meetings of the Board of Directors held during the fiscal year under review, he attended 10 meetings and made opinions as necessary for deliberation of proposals, etc.
Shinji Yorikane, Director	Of the 11 meetings of the Board of Directors held during the fiscal year under review, he attended 8 meetings and made opinions as necessary for deliberation of proposals, etc.
Satoshi Furusawa, Corporate Auditor	Of the 11 meetings of the Board of Directors held during the fiscal year under review, he attended 8 meetings, and of the 8 meetings of the Board of Corporate Auditors held during the fiscal year under review, he attended 6 meetings, and made remarks as necessary for deliberation of proposals, etc.
Keita Ushijima, Corporate Auditor	Of the 11 meetings of the Board of Directors held during the fiscal year under review, he attended 10 meetings, and attended all 8 meetings of the Board of Corporate Auditors held during the fiscal year under review, and made remarks as necessary for deliberation of proposals, etc.

c. Outline of the liability limitation agreement

Pursuant to the provisions of Article 427, Paragraph 1 of the Companies Act and the Articles of Incorporation of the company, each outside director and each outside corporate auditor has entered into an agreement with the company to limit their liabilities for damages prescribed in Article 423, Paragraph 1 of the same Act. The maximum amount of liability for damages under the agreement is the amount stipulated by laws and regulations.

5. Matters concerning accounting auditors

(1) Name of Accounting Auditor

Gyosei & Co.

(2) Amount of Accounting Auditor’s compensation for the fiscal year under review

(i) Compensation for audit services under Article 2, Paragraph 1 of the Certified Public Accountants Act	28.3 million yen

(ii) Total cash and other compensation paid by the company and its subsidiaries to the Accouting Auditor	29.7 million yen

(Note)1. In the audit contract between the company and the accounting auditor, there is no clear distinction between the amounts of audit fees, etc. for audits pursuant to the Companies Act and audits pursuant to the Financial Instruments and Exchange Act, and it is not practically possible to make the same distinction.

2. Based on the “Practical Guidance on Coordination with Accounting Auditors” published by the the company Japan Association of Corporate Auditors, the Board of Corporate Auditors has confirmed and reviewed the status of the execution of duties by accounting auditors, the content of audit plans, etc., and, as a result, has given its consent to the remuneration, etc. of accounting auditors as set forth in Article 399, Paragraph 1 of the Companies Act.

(3) Details of non-audit services

The company has entrusted the Accounting Auditor with advisory services concerning the new revenue recognition standard, etc. which are services other than those prescribed in Article 2, Paragraph 1 of the Certified Public Accountants Act (non-audit services).

(4) Policy on determination of dismissal or refusal to reappointment of Accounting Auditor

In the event that the Board of Corporate Auditors deems it necessary to do so, such as when the execution of duties by the Accounting Auditor is hindered, the Board of Corporate Auditors shall determine the details of the proposal for the dismissal or non-reappointment of the Accounting Auditor to be submitted to the General Meeting of Shareholders.

If the Accounting Auditor is deemed to fall under any of the items of Article 340, Paragraph 1 of the Companies Act, the Board of Corporate Auditors shall dismiss the Accounting Auditor with the consent of all Corporate Auditors. In such case, the Corporated Auditor appointed by Board of Corporate Auditors shall report the dismissal of the Accounting Auditor and the reason for the dismissal at the first General Meeting of Shareholders convened after the dismissal.

If the Board of Directors determines it necessary to do so, such as in the case where the execution of duties by the Accounting Auditor is hindered, the Board of Directors shall request the Board of Corporate Auditors to make the dismissal or non-reappointment of the Accounting Auditor a purpose of the General Meeting of Shareholders, and the Board of Corporate Auditors shall determine the details of the proposal to be submitted to the General Meeting of Shareholders after judging its appropriateness.

6. Matters concerning the establishment of systems to ensure the properness of business activities

(1) System to ensure the properness of business activities

An outline of the resolutions of the Board of Directors concerning the establishment of systems to ensure the properness of business activities of the company and its group companies are as follows (Final Revision November 24, 2015).

(i) Basic approach to the internal control system

Through the company’s guiding philosophy “Sincerity is Everything in Life “ , its motto “Sincere Service” and its mission “Customer Satisfaction”, the company aims to become a company that meets the expectations of society not only by complying with the Companies Act, the Ordinance for Enforcement of the Companies Act, and laws and regulations, but also by conducting business activities based on its high corporate philosophy.

(ii) System to ensure that the execution of duties by directors and employees of the company and group companies complies with laws and regulations and the Articles of Incorporation

・Establish a “Compliance Manual” as the basic principle to be observed by all officers and employees of the company and its group companies. Based on this compliance manual, we will strive to thoroughly comply with laws and regulations, the Articles of Incorporation, and internal rules in a cordial manner, and build an even more ethical organizational culture.

・The President shall promote the establishment, maintenance and improvement of the internal control systems of the company and its group companies, as well as the development and maintenance of the compliance system, and shall formulate rules and guidelines and conduct training at each department in charge as necessary.

・The Internal Audit Office shall be established as an internal audit department which is independent of the executive departments.

・In the event directors discover a material violation of laws or regulations or other material facts concerning compliance at the company or its group companies, they shall immediately report to the corporate auditors and report to the Board of Directors or the Management Meeting without delay.

・Establish internal and public interest whistle-blowing rules as an internal whistle-blowing system for violations of laws and regulations and other compliance-related facts, and develop and operate an internal whistle-blowing system to ensure that whistle-blowers do not suffer any disadvantage from their actions.

・Corporate auditors may state their opinions and request the formulation of improvement measures when it is found that there is a problem with the operation of the legal compliance system and the internal whistle-blowing system of the company and its group companies.

(iii) System for the retention and management of information relating to the execution of duties by the Directors

Information related to the execution of duties by Directors shall be recorded and stored in documents or electromagnetic media in accordance with the Document Management Rules for the preservation and management. It shall be maintained in a state in which it can be viewed as necessary.

(iv) Rules and other systems for managing the risk of loss for the company and its group companies

・The company has established the “Risk Management Rules” to appropriately identify and manage risks surrounding the company in the course of business activities at the company and its group companies. In addition, the Company shall establish a Risk Management Committee in order to identify risks such as pure risks, price fluctuation risks, and credit risks, formulate risk countermeasures, and carry out risk control. The content of the Committee shall be periodically reported to the Board of Directors, and efforts shall be made to maintain and improve compliance by complying with export-related laws and regulations and the company’s Security Export Control Regulations.

・As a risk management system for serious crises at the company and its group companies, the company shall establish crisis management regulations to deal with emergencies and unforeseen circumstances, and shall establish a crisis response system in accordance with these regulations.

(v) System to ensure efficient execution of duties by directors of the company and group companies

・As the basis of the system to ensure the efficient execution of duties by Directors, the meeting of the Board of Directors shall be held on a regular basis once a month, and if necessary, shall be held on an extraordinary basis. Important matters relating to the company’s management policies and strategies shall be discussed in advance at the Management Meeting composed of the President, Directors, Executive Officers, and Group Company Managers, and an executive decision shall be made after deliberation.

・With regard to business execution based on decisions made by the Board of Directors, the division of duties and authority rules shall specify each responsible person, his/her responsibilities, and the details of the execution procedures, and these rules shall be reviewed from time to time in order to revise or abolish laws and regulations, change the work environment, and achieve higher business efficiency.

(vi) Systems to ensure the properness of business activities at the company and group companies

・In order to ensure the properness of the business activities of the company and its group companies, the company and its group companies shall be based on the rules and regulations of the company. However, if the rules and regulations of the company do not conform to business conditions or national circumstances, etc., each group company shall establish its own rules and regulations. In terms of business management, the company shall manage the management of group companies in accordance with the Management rules for Affiliate Companies, throught the approval and reporting system to the company.

・The Internal Audit Office shall be able to immediately report to Corporate Auditors and express its opinions in the event that the business management and management guidance provided by the company to group companies is found to be in violation of laws and regulations or to have other compliance problems. Corporate Auditors may state their opinions and request the formulation of improvement measures.

(vii) Matters related to the employee in the case where Corporate Auditor requested that an employee be assigned to assist his/her duties, the independence of the employee from directors, and matters related to ensuring the effectiveness of instructions given by company auditors to employees

・When requested by Corporate Auditors to appoint employees to assist them in their duties, assistant to Corporate Auditors shall be appointed from among the employees of the company and group companies as employees to assist them in their duties.

・Employees appointed as assistant to Corporate Auditors shall not receive instructions and orders from Directors with regard to orders necessary for audit services directed by Corporate Auditors.

・Corporate Auditors shall consult with the Board of Corporate Auditors regarding personnel changes, evaluations, and wage revisions of employees appointed as assistant to Corporate Auditors.

(viii) Systems for reporting to Corporate Auditors by Directors and employees of the company and group companies, other systems related to reporting to Corporate Auditors, systems to ensure that audits by Corporate Auditors are carried out effectively, and systems to ensure that reports to the Board of Corporate Auditors or Corporate Auditors are not treated unfavorably

・Directors and employees shall report to Corporate Auditors on the status of the operations of the division in charge in a timely manner. Notwithstanding the foregoing, Corporate Auditors shall be entitled to regularly inspect important information such as the company’s request for approval and information pertaining to reports from group companies, and shall be entitled to request reports from Directors and employees of the company and group companies as necessary.

・As for the method of internal whistle-blowing, an internal reporting hotline shall be established in accordance with the internal rules and whistle-blowing rules, and thereby, an appropriate system for reporting violations of laws and regulations and other compliance issues to corporate auditors shall be ensured.

・Employees of the company employees who report directly to the Board of Corporate Auditors or Corporate Auditors, as well as Directors and employees of group companies, shall not be treated unfavorably on the grounds of such reporting.

(ix) Matters related to the policies concerning the procedures for advance payment or reimbursement of expenses incurred in the execution of duties by Corporate Auditors and the processing of other expenses or obligations incurred in the execution of such duties

The company shall bear reasonable expenses incurred by Corporate Auditors in the performance of their duties and shall accept any advance payment requested by Corporate Auditors.

(x) System to ensure the properness of financial reporting

In order to ensure the properness of financial reporting, the Company shall develop and operate a system for evaluating and reporting the effectiveness of internal control over financial reporting in accordance with laws and regulations such as the Financial Instruments and Exchange Act.

(xi) Basic approach to eliminating anti-social forces and status of development

・The company established the “Compliance Manual” in order to realize fair management and is striving for thorough legal compliance and corporate ethics.

・Response Desk

The Head Office and the General Affairs Department shall respond to all matters concerning anti-social forces. In the event of unreasonable demands from anti-social forces, the Company shall promptly consult with its legal counsel and the police and respond to such requests with appropriate guidance.

・Information gathering

The company is a member of the Osaka Prefecture Corporate Defense Countermeasures Council, and has close contact with the police and local companies to gather information on anti-social forces. New business partners shall be dealt with after confirming that they are not anti-social forces, such as by obtaining investigation reports from credit investigation agencies and checking company histories.

(2) The operational status of the system to ensure the properness of business activities

The operational status of the system to ensure the properness of the business activities of the company and its group companies for the fiscal year under review is as follows.

・In addition to the regular montyly meeting of the Board of Directors, the Management Meeting was held twice a month to decide important matters related to management, such as matters stipulated by laws and regulations, management policies, and the formulation of budgets and to analyze, evaluate, and consider countermeasures for monthly performance budget results, as well as to deliberate from the perspective of compliance with laws and regulations, the Articles of Incorporation, etc. and the appropriateness of operations. The committee also deliberated on confirmation and improvement of the status of risk management as appropriate.

・Eight meetings of the Board of Corporate Auditors were held to discuss and decide on audit policies and plans, to attend meetings of the Board of Directors and other important meetings, to audit the status of operations and assets, to meet with the Representative Director, to audit the execution of duties by the Directors, and to audit compliance with laws, regulations, and the Articles of Incorporation.

・Our group has been continuously making efforts to comply with laws, regulations and the Articles of Incorporation of the Company. A “compliance card” was distributed to all employees, and compliance training was conducted for new employees.

・The Risk Management Committee deliberated on the confirmation and improvement of the status of risk management as specified in the “Risk Management Rules”.

7. Basic policy on control of the company

Basic policy on the role of persons who control decisions on the company’s financial and business policies

The company recognizes this as an important matter and continues to consider it, but in light of the current distribution of its shares, the Company has not yet introduced any hostile takeover defense measures.

Consolidated Balance Sheet

(As of November 30, 2020)
(thousands of yen)

Assets		Liabilities
Current assets	[33,712,860]	Current liabilities	[18,003,536]
Cash and deposits	9,850,859	Notes	51,800
		Accounts payable	6,503,059
Trade notes receivable	2,258,593	Electronically Recorded Obligations	7,253,699
Trade accounts receivable	11,648,006	Short-term loans	1,326,545
Electronically Recorded Monetary Claims	2,501,355	Long-term debt due within one year	59,844
Marketable securities	200,000	Income taxes payable	97,781
Merchandise and finished goods	3,418,041	Advance received	1,520,657
		Deferred installment income	138,184
Work in process	439,564	Allowance for directors’ bonuses	7,890
Raw materials and stock account	126,050	Reserve for product warranty	62,658
Advance payment	2,395,071	Other	981,415
Prepaid expenses	244,333	Not current liabilities	[1,467,405]
		Long-term debt	1,112,565
Accounts receivable	579,294	Long-term accounts payable	69,409
Other	140,866	Deferred tax liabilities	25,029
Allowance for doubtful accounts	∆89,177	Deferred Tax Liabilities for Land Revaluation	32,668
Non-current assets	[8,917,765]	Provision for directors’ and corporate auditors’ retirement benefits	55,104
Property, plant and equipment	(6,552,320)	Provision for directors’ and corporate auditors’ share benefits	59,295
Buildings and structures	2,601,055	Liabilities for retirement benefits	44,614
Machinery, equipment and vehicles	267,847	Other	68,719
Tools, furniture and fixtures	177,239	Total liabilities	19,470,942
Loaned assets	1,149,691	Net Assets
Leased asset	34,738	Shareholders’ Equity	[22,441,245]
Land	2,321,748	Capital Stock	1,414,415
Intangible Assets	(507,550)	Capital Surplus	1,398,498
Goodwill	268,737	Retained Earnings	21,227,424
		Treasury Stock	∆1,599,093
Other	238,813	Accumulated other comprehensive income	[9,115]
Investments and other assets	(1,857,894)	Net unrealized gains on securities	126,164
Investment securities	1,234,892	Deferred Gains or Losses on Hedges	∆43
Deferred tax assets	250,047	Land revaluation defference	39,596
Other	456,908	Foreign currency translation adjustments	∆112,831
		Accumulated adjustment for retirementbenefits	∆43,771
Allowancefor doubtful accounts	∆83,954	Non-controlling interests	[709,323]
		Total net assets	23,159,683
Total Assets	42,630,626	Total Liabilities and Net Assets	42,630,626

Consolidated Profit and Loss Statement

(	From 1 December 2019 Until November 30, 2020)

(thousands of yen)

Items	Amount
Net sales		53,216,846
Cost of sales		45,508,274
Gross profit		7,708,571
Reversal of unrealized profit on installment sales	41,622
Transfer to unrealized profit on installment sales	64,148	∆22,526
Net gross profit		7,686,045
Selling, general and administrative expenses		6,226,819
Operating income		1,459,226
Non-operating income
Interest income	66,690
Dividend income	30,444
Rent income	48,162
Grant income	38,922
Gain on sales of fixed assets	29,175
Miscellaneous income	43,344	256,740
Non-operating expenses
Interest expense	45,947
Rent expense	31,355
Net foreign currency translation loss	34,762
Miscellaneous loss	12,240	124,305
Ordinary profit		1,591,660
Extraordinary profit
Gain on sales of fixed assets	8,837
Gain on sales of investment securities	3,150	11,988
Extraordinary loss
Loss on sales of fixed assets	1,224
Loss on disposal of fixed assets	3,277
Loss on impairment	15,370
Loss on devaluation of investment securities	1,432
Loss on sales of investment securities	1,926	23,230
Income before income taxes and minority interests		1,580,418
Income taxes-surrent	538,473
Deferred income taxes	144,448	682,921
Net income		897,496
Net income attributable to non-controlling interests		5,969
Net income attributable to owners of parent		891,526

Consolidated Statements of Shareholders’ Equity

(	From 1 December 2019 Until November 30, 2020)

(thousands of yen)

	Shareholders’ Equity
	Capital Stock	Capital Surplus	Retained Earnings	Treasury Stock	Total Shareholders ‘ Equity
Balance at the Beginning of the Period	1,414,415	1,398,498	20,958,085	∆1,420,664	22,350,334
Cumulative effect of accounting changes	-	-	∆177,770	-	∆177,770
Balance at the Beginning of the Period Reflecting Changes in Accounting Policies	1,414,415	1,398,498	20,780,314	∆1,420,664	22,172,563
Changes during the consolidated fiscal year
Distriution of surplus	-	-	∆444,416	-	∆444,416
Profit attributable to owners of parent	-	-	891,526	-	891,526
Purchase of treasury stock	-	-	-	∆266,701	∆266,701
Sale of Treasury Stock	-	-	-	88,272	88,272
Changes other than those to shareholders ‘ equity during the consolidated fiscal year (net)	-	-	-	-	-
Total changes during the Period	-	-	447,110	∆178,429	268,681
Balance at the Period End	1,414,415	1,398,498	21,227,424	∆1,599,093	22,441,245

	Accumulated other comprehensive income						non-control shareholders’ equity	Net assets total sum
	Valuation difference on available-for-sale securities	deferral gain or loss on hedges	land revaluation difference in value	Foreign currency translation adjustment account	Relate to the retirement benefits cumulative adjustment	Other comprehensive income Total Cumulative Total
Balance at the Beginning of the Period	234,064	∆1,154	39,596	∆73,842	∆18,015	180,648	717,523	23,248,506
Cumulative effect of accounting changes	-	-	-	-	-	-	-	∆177,770
Balance at the Beginning of the Period Reflecting Changes in Accounting Policies	234,064	∆1,154	39,596	∆73,842	∆18,015	180,648	717,523	23,070,735
Changes during the consolidated fiscal year
Distribution of surplus	-	-	-	-	-	-	-	∆444,416
Profit attributable to owners of parent	-	-	-	-	-	-	-	891,526
Purchases of treasury stock	-	-	-	-	-	-	-	∆266,701
Sale of Treasury Stock	-	-	-	-	-	-	-	88,272
Changes other than those to shareholders ‘ equity during the consolidated fiscal year (net)	∆107,900	1,111	-	∆38,988	∆25,756	∆171,533	∆8,200	∆179,733
Total changes during the Period	∆107,900	1,111	-	∆38,988	∆25,756	∆171,533	∆8,200	88,947
Balance at the Period End	126,164	∆43	39,596	∆112,831	∆43,771	9,115	709,323	23,159,683

Notes to consolidated financial statements

Notes to significant matters that serve as the basis for preparation of consolidated financial statements

1. Matters concerning the scope of consolidation

(1) Status of consolidated subsidiaries

・Number of consolidated subsidiaries                     17 companies

・Names of consolidated subsidiaries                       Sonoruka Engineering Co., Ltd.

Japan Rental Co., Ltd.

Kan Manufactory Co., Ltd.

Kitakyu Machine and Tools Co., Ltd.

Miyazawa Co., Ltd.

Maruka U.S.A. Inc.

Industrial Tool, Inc.

Maruka Mexico

Maruka Shanghai

Maruka Guangzhou

Maruka Thailand

Maruka Export Thailand

Maruka Indonesia

Maruka Malaysia

Maruka Philippines

Maruka India

Maruka Vietnam

(2) Status of unconsolidated subsidiaries

・Names of unconsolidated subsidiaries                          PT. MIYAZAWA INDONESIA and other 1 company

(Reasons for excluding themfrom consolidation)

They are small and excluded from the scope of consolidation as each of the amount of their total assets, operating revenue, net profit/loss for the current fiscal year and retained earnings (amount proportionate to the company’s equity interest) have no significant impact on the consolidated financial statements of the company.

2. Matters concerning the application of the equity method

(1) Status of non-consolidated subsidiaries to which the equity method is applied

There are no non-consolidated subsidiaries to which the equity method is applied.

(2) Status of non-consolidated subsidiaries and affiliates to which the equity method is applied

PT. MIYAZAWA INDONESIA and other 2 companies

(Reason for not applying the equity method)

They are excluded from the scope of applying the equity method as each of the amount of their net profit/loss attributable to owners of the parent for the current fiscal year and retained earnings (amount proportionate to the Company’s equity interest) , etc. have no material and significant impact on the consolidated financial statements of the Company.

3. Matters concerning the business yea of consolidated subsidiaries

Of the 17 consolidated subsidiaries, 12 overseas subsidiaries mainly have fiscal year-end dates of August 31.

The consolidated financial statements are prepared using the financial statements as of the respective closing dates, and necessary adjustments are made to reflect important transactions that occurred between the closing dates and the consolidated financial statements.

4. Matters related to accounting standards

(1)Valuation basis and methods for major assets

(i) Securities

Held-to-maturity bonds .......................... amortized cost method (straight-line method)

Other securities

Those with fair value ........................ Fair value method based on the market prices, etc. as at the end of the  consolidated fiscal year

(Valuation differences are all transferred directly to net assets and selling cost are calculated by moving average method.)

Those without fair value .................... Fair value method by the moving average method

(ii) Inventories

Principally by the specific identification method and the moving average method (all of the above, values on the balance sheet are subject to the book value reduction based on decline in profitability)

(2) Method of depreciation of important depreciable assets

(i) Tangible fixed assets

Principally the straight-line method. However, the declining-balance method is adopted to some consolidated subsidiaries

Their general usage lifeis as follows:

Buildings and structures       4 to 47 years

Loaned assets                        4 to 16 years

(ii) Intangible fixed assets ...............................The straight-line method

Software used internally is amortized based on the usable period internally (5 years). Software for internal use is based on the internal usable period (five years) in the company.

(iii) Leased asset

Lease assets related to finance lease transactions that do not transfer ownership

They are depreciated by the straight-line method, based on the assumption that the usable life equals the lease term and the residual value equals to zero.

(3)Basis for accounting for inmportant allowances

(i) Allowance for doubtful accounts

To meet losses from non-performing claims, the Company appropriates an estimated uncollectible amount, by considering the actual loss rate in respect of general claims and the individual possibilities of collection in respect of specific claims such as claims with a possibility of default.

(ii) Allowance for directors’ and corporate auditors’ retirement benefits

Certain domestic consolidated subsidiaries provide an amount required to be paid at the end of the fiscal year in accordance with the directors’ and corporate auditors’ retirement benefits regulations to prepare for the payment of retirement benefits to directors and corporate auditors.

(iii) Allowance for directors’ and corporate auditors’ bonuses

The company and certain domestic consolidated subsidiaries provide for the payment of directors’ and corporate auditors’ bonuses based on the estimated amount to be paid in the fiscal year under review.

(iv) Allowance for directors’ and corporate auditors’ share benefits

In preparation for the delivery of the company shares to officers in accordance with the Regulations on Directors ‘ the company Share Benefits, the Company provides an amount based on the estimated amount of share benefit obligations as of the end of the fiscal year under review.

(v) Allowance for product warranty

Certain consolidated subsidiaries provide for expenses related to product warranties at estimated ammount calculated based on historical rates.

(4) Accounting method for important revenues and expenses

(i) Accounting method for profit on deferred payment sales

The Company adopts the long-term installment sales standard under the Corporation Tax Act for transfer on a deferred payment basis. Net sales to which deferred payment terms are applicable are recorded on the same basis as general sales, and the gain on transfer of deferred payment terms corresponding to the amount to be earned in the next fiscal year and thereafter is deferred as installment profit deferral.

(ii) Accounting method for revenue and expenses related to construction contracts

Accounting method for revenue related to construction contracts is recognized based on the percentage-of-completion method (The cost method is used to estimate the progress rate of construction.) for construction projects for which the certainty of results is confirmed with respect to the portion of progress made up to the end of the fiscal year under review, and the completed-contract method for other construction projects.

(5)Basis for translation of important assets or liabilities in a foreign currency into Japanese yen

Monetary assets and liabilities denominated in foreign currencies are translated into Japanese yen at the spot exchange rate prevailing at the balance sheet date, and the exchange differences are credited or charged to income.Monetary claims and obligations in a foreign currency are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year, and the translation adjustment is accounted for as profit or loss.

Assets, liabilities, revenue and expenses of subsidiaries or affiliates in a foreign country are translated into Japanese yen at the spot exchange rate as at the closing date of the consolidated fiscal year. The translation adjustment is included in the foreign currency translation adjustment account and non-controlling interests in net assets.

(6)Method of important hedge accounting

(i) Method of hedge accounting

The company uses the deferred hedge method. The appropriated treatment is used to account for hedges of foreign exchange risk that meet the requirements of the method.

(ii) Hedge method and hedge items

Hedging method ... Forward exchange contracts

Hedged items ... claims and obligations in a foreign currency and forecast transactions in foreign currency

(iii) hedge policy

The company use the forward exchange contracts transactions to hedge risks of foreign exchange fluctuations.

(iv) Method of evaluating the effectiveness of a hedge

In the period from the time of commencement of hedging to the time of evaluatingthe effectiveness, the accumulated market changes of hedged items and hedging methods are compared, and the evaluating is made based on the changes of both.

(7)Method of amortization of goodwill

Goodwill is amortized using the straight-line method over 10 years.

(8)Accounting method for retirement benefits

(i) Method of attribution of projected retirement benefits to period

To calculate the retirement benefit obligations, the Company applies the straight-line attribution in attributing expected retirement benefits to periods up to the end of the consolidated fiscal year.

(ii) Amortization of actuarial gains and losses

The actuarial differences are treated as expenses based on the straight-line method for a specific period of years (primarily 10 years) not exceeding the average remaining years of the service by employees when such differences occur, from the following consolidated fiscal year.

(iii) Adoption of the simplified method in small enterprises

Certain consolidated subsidiaries adopt the simplified method, which uses the amount required to be paid at the end of the fiscal year for retirement benefits as retirement benefit obligations, to the calculation of liabilities for retirement benefits and retirement benefit expenses.

(9)Accounting treatment of consumption taxes, etc.

Consumption taxes, etc. are excluded from each account subject to such taxes.

5. changes in accounting policy

Application of ASU No. 2014 – 09 “Revenue from Contracts with Customers (Topic 606)”

Overseas consolidated subsidiaries to which the U.S. GAAP is applied apply ASU No. 2014 – 09 “Revenue from Contracts with Customers (Topic 606)” from the beginning of the fiscal year under review.

As a result, revenue is recognized at an amount that reflects the consideration that the promised goods or services are expected to be exchanged for when they are transferred to the customer.

In applying this accounting standard, the cumulative effect amount is adjusted to retained earnings at the beginning of the fiscal year under review in accordance with transitional treatment. As a result, retained earnings at the beginning of the fiscal year decreased by 177,770,000 yen.

Net sales for the current consolidated fiscal year increased by 365,234,000 yen, and operating income, ordinary income and income before income taxes and minority interests each increased by 112,400,000 yen.

6. Additional information

Equity Benefit Trust for Officers

On January 13, 2016, the company adopted a resolution to introduce a performance-based stock compensation plan (Hereinafter referred to as “System”, a trust created based on a trust agreement entered into with Resona Bank, Ltd. in connection with the Plan is referred to as “Trust”.), which was approved as compensation for Directors, etc. at the 69th Annual General Meeting of Shareholders held on February 23, 2016. As a result, on May 2, 2016, the Trust acquired 110,000 shares of the company stock.

This System is a performance-linked stock compensation plan under which the company contributes money to a Trust, which in turn uses the money as funds to acquire the company shares, and through the Trust delivers the company shares to the company directors, etc., in accordance with the directors ‘ share benefit rules stipulated the company by, according to their level of achievement in business performance, etc. In principle, the timing for the company’s Directors, etc. to receive the payment of shares of the company shall be at the time of their retirement. The shares of the company held by the Trust at the end of the current consolidated fiscal year are recorded as treasury stock in the net assets section of the consolidated balance sheet by applying the gross amount method. The book value (excluding the amount of incidental expenses.) and the number of shares of treasury stock were 151,998,000 yen and 103,050 shares for the previous fiscal year and 151,998,000 yen and 103,050 shares for the current fiscal year.

Equity Benefit Trust for Employees

On May 21, 2018, the company resolved to introduce a stock-type incentive plan “Equity Benefit Trust for Employee” (Hereinafter referred to as “System”, a trust created based on a trust agreement entered into with Resona Bank, Ltd. in connection with the Plan is referred to as “Trust”.). As a result, on June 8, 2018, the Trust acquired 120,000 shares of the company stock. At a meeting of the Board of Directors held on November 20, 2020, it was resolved to extend the term and to make an additional contribution to the trust.

This System is a performance-linked stock compensation plan under which the company contributes money to a Trust, which in turn uses the money to acquire the company shares, and through the Trust delivers the company shares to the company the company employees in accordance with’s Employee Stock Benefit Regulations as determined by based on their level of achievement in business performance, etc. As a general rule, employees of the company receive shares in the company each fiscal year. The shares of the company held by the Trust at the end of the current consolidated fiscal year are recorded as treasury stock in the net assets section of the consolidated balance sheet by applying the gross amount method. The book value (excluding the amount of incidental expenses.) and the number of shares of treasury stock were 172,183,000 yen and 82,900 shares for the previous fiscal year and 83.91 million yen and 40,400 shares for the current fiscal year.

Accounting estimates of the impact of new Coronavirus infection spread

The impact of the new coronavirus is expected to continue to be severe both in Japan and overseas, and capital investment is on a moderate recovery trend. However, based on the assumption that a full recovery will not occur until May 2021, we made accounting estimates of impairment of fixed assets and the recoverability of deferred tax assets.

This estimate is based on the information available at the present time, and if the impact changes due to the time when the outbreak of the novel coronavirus (COVID-19) is settled or the progress of other circumstances, the result of the above estimate may be affected, and the financial position and operating results may be affected in the following consolidated fiscal year.

7. Notes on change in presentation method

In the previous consolidated fiscal year, in order to clarify the actual condition of the burden of expenses, and to properly present the profit and loss classification, the company has changed the method of deducting the contribution of employees’ in the company rented accommodation, which was included in “rent received” under “non-operating income” (Fiscal year under review: 13,744,000 yen) from “Selling, general and administrative” in the current consolidated fiscal year.

In the previous consolidated fiscal year, the rent income of a consolidated subsidiary included in “rent received” under “non-operating income” of (fiscal year under review: 1,328,000 yen) was included in “rent on real estate” from the current consolidated fiscal year in order to improve viewability and clarity.

8. Notes on changes in accounting estimates

In the consolidated fiscal year under review, as it became possible to make a more accurate estimate of expenses for future after-sales service, we changed the estimate and recorded it as “allowance for product warranty” in “current liabilities”.

As a result, operating income, ordinary income and income before income taxes and minority interests decreased by 62,658,000 yen respectively, compared with those calculated under the previous method.

Notes to consolidated balance sheets

1. Pledged assets and secured obligations (i) Amount of pledged assets
Cash and deposits	30 million yen
Buildings and structures	890,469,000 yen
Land	371,015,000 yen
Investment securities	6,465,000 yen
Total	1,297.95 million yen
(ii) Secured obligations
Trade accounts payable	87,362,000 yen
Electronic recorded obligations	491,593,000 yen
Short-term dept	463.5 million yen
Long-term debt due within one year	56,316,000 yen
Long-term debt	852,818,000 yen
Total	1,951.59 million yen
2. Accumulated depreciation of tangible fixed assets	3,583,898,000 yen
3. Endorsed notes receivable	1,110.47 million yen

Notes to consolidated statements of shareholders’ equity

1. Matters related to the type and total number of the issued shares, as well as the type and number of Treasury stock

	Number of shares at beginning of the consolidated fiscal year	Increase in number of shares during the consolidated fiscal year	Decrease in number of shares during consolidated fiscal year	Number of shares at the end of theconsolidated fiscal year
Shares issued
Common stock	9,327,700	-	-	9,327,700
Total	9,327,700	-	-	9,327,700
Treasury Stocks
Common stock (Note)1,2,3	910,693	122,443	42,500	990,636
Total	910,693	122,443	42,500	990,636

(Note)1. Treasury stocks of common stock as of the end of the consolidated fiscal year under review include 103,050 shares of the company stock held by the EquityShare Benefit Trust for directors and corporate auditors and 40,400 shares of the company stock held by the Equity Benefit Trust for employee.

2. The increase of 122,443 shares in the number of treasury stock of common stock is due to the acquisition of 122,400 shares by the resolution of the Board of Directors on October 3, 2019 and the acquisition of 43 shares by the purchase of fractional shares.

3. The decrease of 42,500 shares in the number of treasury stock of common stock is due to the delivery of treasury stock from the Equity Benefit Trust for employee.

2. Matters concerning stock acquisition rights and treasury stock acquisition rights

No applicable matters to be noted.

3. Matters related to destribution of surplus

(1) Dividend payments

Resolution	Type of shares	Total dividends	Dividend per share	Record date	Effective date
February 26, 2020 Annual General Meeting of Shareholders (Note)1	Common stock	240,882,000 yen	28 yen	November 30, 2019	February 27, 2020
July 3, 2020 Board of Directors meeting (Note)2	Common stock	203,533,000 yen	24 yen	May 31, 2020	August 4, 2020

(Note) 1. Total dividends approved by the annual general meeting of shareholders on February 26, 2020 includes dividends of 5,206,000 yen on the Company’s shares held by the Trust.

2. Total dividends approved by the Board of Directors on July 3, 2020 includes dividends of 3,452,000 yen on the Company’s shares held by the Trust.

(2) Dividends whose record date belongs to the current period but become effective in the following period

Resolution	Type of shares	Total Dividend	Dividend payment fund	Dividend per share	Record Date	Effective date
February 25, 2021 Annual General Meeting of Shareholders (Note)	Common stock	169.61 million yen	Retained income	20 yen	November 30, 2020	February 26, 2021

(Note)Total dividends approved by annual general meeting of Shareholders on the February 25, 2021 includes dividends of 2,869,000 yen on the Company’s shares held by the Trust.

Notes on financial instruments

1. Matters related to the status of financial instruments

(1) Policy for handling financial instruments

With respect to fund management, the group attaches importance to safety and liquidity, and conducts safe and efficient fund management, including short-term deposits, in accordance with the Financial Instruments Management Regulations and the short-term fund management handling standards. Derivatives are used to hedge risks that are described below, and are not used for speculative trading.

The company raises short-term working capital by borrowing from banks.

(2) Details of financial instruments and their risks

Trade receivables such as notes and accounts receivable are exposed to customer credit risk. Operating receivables denominated in foreign currencies are exposed to foreign exchange fluctuation risk.

Securities and investment securities are mainly held-to-maturity bonds and shares of companies with which the company has business relationships and are exposed to market price fluctuation risk.

Trade payables such as notes and accounts payable are due within one year. Certain foreign currency-denominated are exposed to foreign exchange fluctuation risk.

Derivative transactions conducted by the group are restricted to forward exchange contracts with the purpose to hedge exchange fluctuation risk in respect of foreign currency denominated operating receivables and payables.

(3) Management system for financial instruments

(i) Credit risk

In accordance with internal rules, the company constantly monitors the credit status of its business partners, manages due dates and balances by each partner, and works to detect early and mitigate any concerns about collection due to the deterioration in their financial conditions.

(ii) Market risk

The company uses foreign exchange forward contracts to manage its foreign currency operating receivables and payables by currency and by month.

Regarding marketable securities and investment securities, the company periodically monitors market prices and financial conditions of issuers (client company), and continuously reviews the holding status of securities other than held-to-maturity bonds in consideration of market conditions and relationships with client companies.

Derivative transactions are executed and managed by the department in charge with the approval of the person in charge of approval in accordance with the management rules for foreign currency transactions.

(iii) Finance risk

With regard to liquidity risk relating to fund procurement, the company manages liquidity risk by preparing and updating funding plans on a monthly basis and maintaining liquidity on hand.

(4) Supplementary notes on matters related to fair value of financial instruments

The fair values of financial instruments include values based on market prices and reasonably calculated values in the absence of market prices. Since the calculation of the value incorporates variable factors, the value may fluctuate by adopting different assumptions, etc.

2. Matters related to fair values of financial instruments

The carrying amount, fair value and the difference between them as of November 30, 2020 are as follows. Those whose fair values are considered as extremely difficult to ascertain are not included (See Note 2.). The amount reported in the consolidated balance sheet, fair values and differences between them as of November 30, 2020 are as follows, excluding items for which it is extremely difficult to determine the fair value:

	Amount reported in consolidated balance sheet (thousands of yen)	Fair Value (thousands of yen)	Difference (thousands of yen)
(1)Cash and deposits	9,850,859	9,850,859	-
(2)Trade notes and accounts receivable	13,906,600
Allowance for doubtful accounts (* 1)	△87,289
	13,819,310	13,795,678	△23,631
(3)Electronically Recorded Monetary Claims	2,501,355
Allowance for doubtful accounts (* 1)	△1,887
	2,499,467	2,499,467	-
(4)Securities	200,000	199,985	△15
(5)Accounts receivable-other	579,294	579,294	-
(6)Investment securities	926,490	926,490	-
Total assets	27,875,422	27,851,776	△23,646
(1)Trade notes and accounts payable	6,554,860	6,554,860	-
(2)Electronically recorded obligations	7,253,699	7,253,699	-
(3)Short-term dept	1,326,545	1,326,545	-
(4)Income taxes payable	97,781	97,781	-
(5)Long-term dept (* 2)	1,172,409	1,184,647	12,237
Total liabilities	16,405,296	16,417,534	12,237
Derivative (* 3)	12,316	12,316	-

(* 1) Allowance for doubtful accounts corresponding to trade notes, accounts receivable and electronically recorded monetary claims is deducted.

(* 2) Long-term dept include portions of long-term dept payable within one year.

(* 3) Net positive and negative balances that arose from derivative transactions are presented on a net basis, and the item that is net debts in total is presented in brackets.

(Note)1. Matters related to calculation of fair value of financial instruments and securities and derivative transactions

Assets

(1)Cash and deposits, (3) Electronically recorded monetary claims, and (5) Accounts receivable-other

Fair values of these are based on book values, which are proximate to fair values, as they are settled in a short period of time.

(2)Trade notes and accounts receivable

Fair values of these are based on the present value of the receivables classified by period, with the maturities of the respective receivables and the present value discounted at an interest rate that takes into account credit risk.

(4) Securities

For jointly managed money trusts of a nature similar to deposits, the fair value approximates the book value, so the book value is used. Bonds are based on the quoted price obtained from relevant financial institutions.

(6) Investment securities

Fair values of affiliated companies’ stocks and other securities are based on the prices on securities exchanges, and those of bonds are based on the quoted price obtained from relevant financial institutions.

Liabilities

(1) Trade notes and accounts payable, (2) Electronically recorded obligations, (3) Short-term dept, and (4) Income taxes payable

Fair values of these are based on book values, which are proximate to fair values, as they are settled in a short period of time.

(5) Long-term debt

Fair values of long-term debts are calculated based on the present value of the total amount of principal and interest discounted by the interest rate that would be charged for a new similar borrowing.

Derivative transactions

Fair values of derivative transactions are calculated based on the quoted price and the like obtained from relevant financial institutions. Forward exchange contracts are accounted for as an integral part of the receivables and payables hedged. Therefore, their fair values are included in the fair values of such receivables and payables.

(Note)2. Financial instruments which is extremely difficult to evaluate their fair values

Category	Amount reported in consolidated balance sheet (thousands of yen)
unlisted stock	308,402

These are not included in “(6) Investment securities” because they do not have market prices and it is extremely difficult to determine their fair values.

(Note)3. Redemption schedule for monetary claims and securities with maturity after the consolidated closing date

	Within 1 year (thousands of yen)	Over One Year Within 5 years (thousands of yen)	Over Five Years Within 10 years (thousands of yen)	Over 10 years (thousands of yen)
Cash and deposits	9,850,859	-	-	-
Trade notes and accounts receivable	12,448,269	1,458,330	-	-
Electronically Recorded Monetary Claims	2,501,355	-	-	-
Securities	200,000	-	-	-
Accounts receivable-other	579,294	-	-	-
Total	25,579,778	1,458,330	-	-

(Note)4. Repayment schedule of short-term dept and long-term dept after the consolidated closing date

	Within 1 year (thousands of yen)	Over One Year Within 2 years (thousands of yen)	Over Two Years Within 3 years (thousands of yen)	Over Three Years Within 4 years (thousands of yen)	Over Four Years Within 5 years (thousands of yen)	Over Five Years (thousands of yen)
Short-term dept	1,326,545	-	-	-	-	-
Long-term debt	59,844	267,235	55,044	46,404	46,404	697,478

Notes on rental and other real estate

1. Matters related to the status of rental and other real estate

The group own office buildings to rent, apartment to rent in Osaka and other areas.

2. Matters related to fair value of rental and other properties

Amount reported in the consolidated balance sheet (thousands of yen)	Fair Value (1000 yen)
736,833	674,594

(Note)1. The amount reported in the consolidated balance sheet is the amount of the cost of acquisition less accumulated depreciation and accumulated impairment loss.

2. The fair value at the end of the consolidated fiscal year under review is the amount calculated by the company based on the “street value”.

Notes on per share information

Net assets per share	2,692.84 yen
Net income per share	106.76 yen

(Note)Shares of the company remaining in the trust accounted for as treasury stock in shareholders’ equity are included in treasury stock deducted in the calculation of the average number of shares during the period for the purpose of calculating net income per share.

For the purpose of calculating net income per share, the average number of treasury stock during the fiscal year after deduction is 145,750 shares.

Notes on major subsequent events

No applicable matters to be noted.

Accounting Auditor’s Audit Report on Consolidated Financial Statements

Independent Auditor’s Audit Report
January 13, 2021
MARUKA CORPORATION
To the Board of Directors
Gyosei Audit Corporation Osaka Office
designated member executive member	certified public accountant	Atsushi Takada	seal
designated member executive member	certified public accountant	Tomoko Matano	seal

Audit Opinion

Pursuant to Article 444, Paragraph 4 of the Companies Act, we have audited the consolidated financial statements, that is, the consolidated balance sheet, the consolidated statement of income, the consolidated statement of changes in net assets and the notes to the consolidated financial statements of MARUKA CORPORATION for the fiscal year from December 1, 2019 to November 30, 2020.

In our opinion, the consolidated statutory report referred to above presents fairly, in all material respects, the financial position and the results of operations of MARUKA CORPORATION and its consolidated subsidiaries, for the period, for which the consolidated statutory report was prepared, in conformity with accounting principles generally accepted in our country.

Basis for the audit opinion

We conducted our audit in accordance with auditing standards generally accepted in our country. Our responsibility for auditing standards is described in “Auditor’s Responsibility for Auditing Consolidated Financial Statements”. We are independent of the Company and its consolidated subsidiaries and fulfill our other ethical responsibilities as an auditor in accordance with the Code of Professional Ethics in our country. We believe that we have obtained sufficient and appropriate audit evidence to serve as the basis for our opinion.

Responsibility of Management and Company Auditors and the Board of Company Auditors for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in our country. This includes the development and operation of internal controls deemed necessary by management for the preparation and fair presentation of consolidated financial statements free of material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is responsible for assessing whether it is appropriate to prepare the consolidated financial statements based on the Going Concern Assumption and for disclosing the Going Concern if it is necessary to do so in accordance with accounting principles generally accepted in our country.

Corporate auditors and the board of corporate auditors are responsible for overseeing the directors’ performance of their duties in the development and operation of the financial reporting process.

Auditor’s Responsibility for Auditing Consolidated Financial Statements

An auditor’s responsibility is to, based on the audit performed by the auditor, express an opinion on the consolidated financial statements from an independent standpoint in the audit report, after obtaining reasonable assurance about whether the consolidated financial statements as a whole are free of material misstatement by fraud or error. A misstatement is considered material if it is possible to arise from fraud or error, and if separate or aggregated, it is reasonably expected to affect the decisions of users of the consolidated financial statements.

Auditors shall, in accordance with auditing standards generally accepted in our country, make professional judgments throughout the auditing process and, with professional skepticism, shall:.

・Identify and assess the risk of material misstatement due to fraud or error. It also plans and implements audit procedures to address material misstatement risks. The choice and application of audit procedures shall be at the discretion of the auditors. In addition, obtain sufficient and appropriate audit evidence on which to base comments.

・The purpose of an audit of the consolidated financial statements is not to express an opinion on the effectiveness of the internal control. However, in conducting a risk assessment, the auditor considers audit-related internal control to design audit procedures that are appropriate in the circumstances.

・Assess the appropriateness of accounting policies used and methods of their application as well as the reasonableness of accounting estimates made by management and the appropriateness of any related notes.

・Decide whether it is appropriate for management to prepare the consolidated financial statements assuming a going concern, and, based on the audit evidence obtained, whether there are significant uncertainties regarding the events or circumstances that may raise significant doubt about the going concern assumption. The audit report is required to draw attention to the notes to the consolidated financial statements when significant uncertainties concerning the going concern assumptions are found, or to express an opinion with exceptions on the consolidated financial statements when the notes to significant uncertainties are not appropriate. The auditor’s conclusions are based on audit evidence obtained by the date of the audit report, but future events and circumstances may prevent the company from continuing as a going concern.

・The presentation, composition, and contents of the consolidated financial statements, including related notes, as well as whether the presentation and notes to the consolidated financial statements conform to accounting standards generally accepted in our country, and whether the consolidated financial statements adequately present the transactions and accounting events on which they are based, are evaluated.

・Obtain sufficient and appropriate audit evidence regarding the financial information of the Company and its consolidated subsidiaries for the purpose of expressing an opinion on the consolidated financial statements. The auditors are responsible for the instructions, supervision and implementation of audits of the consolidated financial statements. An auditor is solely responsible for the audit opinion.

The auditor shall report to the Corporate Auditors and the Board of Corporate Auditors on the scope and timing of the planned audit, material audit findings including material weaknesses in internal controls identified during the audit process, and other matters required by the audit standards.

The auditors shall report to the auditors and the board of auditors on compliance with the professional ethics provisions of the our country on independence, matters reasonably considered to affect the independence of the auditors, and the content of safeguards to remove or mitigate any impediments.

Interest

We have no interest in the Company or its consolidated subsidiaries that should be disclosed pursuant to the provisions of the Certified Public Accountants Act.

Audit Report of the Board of Corporate Auditors

Audit Report

The Board of Corporate Auditors deliberates on the execution of duties by Directors for the 74th fiscal year from December 1, 2019 to November 30, 2020 based on the audit reports prepared by each Corporate Auditor, prepares this audit report, and reports as follows.

1. Method and content of audits by company auditors and the board of company auditors

(1) The Board of Corporate Auditors established auditing policies, the allocation of duties, and other matters, and received reports from each Corporate Auditor on the status of the implementation of audits and the results thereof, as well as reports from the Directors, etc. and the Accounting Auditor on the status of the execution of their duties, and requested explanations as necessary.

(2) In accordance with the auditing standards set by the Board of Corporate Auditors, the auditing policies, the allocation of duties, etc., each Corporate Auditor endeavored to communicate with Directors, the internal auditing division, and other employees to collect information and improve the auditing environment, and conducted audits by the following methods.

(i) The Audit & Supervisory Board Members attended meetings of the Board of Directors and other important meetings, received reports on the status of execution of duties from Directors, employees, etc., requested explanations as necessary, inspected material approval documents, etc., and investigated the status of operations and assets at the head office and major business offices. With regard to subsidiaries, the Company communicated and exchanged information with Directors, Corporate Auditors, etc. of subsidiaries and received business reports from subsidiaries as necessary.

(ii) With regard to the details of the resolution of the Board of Directors regarding the development of a system to ensure that the execution of duties by Directors stated in the Business Report complies with laws and regulations and the Articles of Incorporation, and other systems required to ensure the appropriateness of the business operations of a group consisting of a stock company and its subsidiaries as prescribed in Article 100, Paragraphs 1 and 3 of the Ordinance for Enforcement of the Companies Act, as well as the status of the development and operation of systems developed based on such resolution (internal control system), the Company received regular reports from Directors, employees, etc., requested explanations as necessary, and expressed its opinions.

(iii) We monitored and verified whether the Accounting Auditor maintained an independent position and conducted appropriate audits, received reports from the Accounting Auditor regarding the status of execution of duties, and requested explanations as necessary. In addition, we received a notice from the Accounting Auditor that “System to ensure proper performance of duties” (the matters set forth in the items of Article 131 of the Ordinance on Accounting of Companies) have been prepared in accordance with “quality control standards for auditing” (October 28, 2005 Business Accounting Council), etc., and requested explanations as necessary.

Based on the methods mentioned above, we reviewed the business report and supplementary schedules, financial statements (Balance sheet, profit and loss statement, statement of changes in net assets and notes to non-consolidated financial statements) and supplementary schedules, and consolidated financial statements (Consolidated Balance Sheets, Consolidated Statements of Income, Consolidated Statements of Changes in Net Assets, and Notes to the Consolidated Financial Statements) for the said fiscal year.

2. Results of the audit

(1) Audit results of business reports, etc.

(i) In our opinion, the Business Report and the supplementary schedules thereto fairly present the status of the Company in accordance with laws and regulations as well as the Articles of Incorporation of the Company.

(ii) No misconduct or material violation of laws and regulations or the Articles of Incorporation was found in connection with the execution of duties by Directors.

(iii) We recognize that the contents of the resolution of the Board of Directors regarding the internal control system are appropriate. In addition, there are no matters to be pointed out regarding the content of the Business Report and the execution of duties by Directors regarding the internal control system.

(2) Results of Audit of Financial Statements and Supplementary Schedules

In our opinion, the methods and results of audits conducted by Accounting Auditor Gyosei Audit Corporation are appropriate.

(3) Audit Results of Consolidated Financial Statements

In our opinion, the methods and results of audits conducted by Accounting Auditor Gyosei Audit Corporation are appropriate.

January 15, 2021
Board of Corporate Auditors of MARUKA CORPORATION
Full-time Corporate Auditor	Katsunori Sugiura	seal
Outside Corporate Auditor	Tetsu Furusawa	seal
Outside Corporate Auditor	Keita Ushijima	seal